Exhibit 2.1

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER dated as of May 6, 2025 (this “Amendment”) is by and between Quad-C, LLC, a Delaware limited liability company (“Seller Representative”), and Compass Brokerage, LLC, a Delaware limited liability company (“Buyer”) (each of Seller Representative and Buyer, a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, each of Seller Representative, Buyer and certain other persons is a party to that certain Agreement and Plan of Merger dated as of November 25, 2024 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”); and

WHEREAS, Seller Representative and Buyer desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

a.Definitions. Capitalized terms used but not otherwise defined in this Amendment shall have the meaning ascribed to them in the Merger Agreement.

b.Amendments to Section 10.01.

(i)Section 10.01 of the Merger Agreement is hereby amended to include the following new definitions in the appropriate alphabetical order:

“Accelerated Share Consideration Issuance Date” means the first Business Day following the satisfaction of the Accelerated Share Consideration Trigger Event.

“Accelerated Share Consideration Measurement Period” means the time period between July 13, 2025 and the Share Consideration Determination Date.

“Accelerated Share Consideration Issuance Trigger Event” means, at any applicable determination time during the Accelerated Share Consideration Measurement Period, if (i) the volume-weighted average price of one (1) share of the Buyer Parent Common Stock trading on the NYSE for any 10 consecutive trading day period, as reported by Bloomberg under the function “VWAP” (as of the closing of trading on the applicable determination date) is greater than $8.9269 and (ii) the closing trading price of one (1) share of the Buyer Parent Common Stock trading on the NYSE on the last trading day of such 10 consecutive trading period is greater than or equal to $8.9269, as reported by Bloomberg. For the avoidance of doubt, in the event that clause (i) of this definition is satisfied as of any applicable determination time, but clause (ii) of this definition is not satisfied, no Accelerated Share Consideration Issuance Trigger Event shall have occurred until such time the conditions in both clause (i) and clause (ii) of this definition have been satisfied.

(i)The following definitions in Section 10.01 of the Merger Agreement is hereby amended and restated in their entirety as follows:

“Initial Share Number” means 44,136,192.

“Initial Share Price” means $6.6612.

“Post-Closing Share Price” means (i) if an Accelerated Share Consideration Issuance Trigger Event has not occurred, the volume-weighted average price of one (1) share of the Buyer Parent Common Stock trading on the NYSE for the ten (10)-trading day period ending at the closing of trading on the Share Consideration Determination Date (or, if the Share Consideration Determination Date is not a trading date, the first preceding day prior to the Share Consideration Determination Date that is a trading day), as reported by Bloomberg or (ii) if an Accelerated Share Consideration Issuance Trigger Event has occurred, the volume-weighted average price of one (1) share of the Buyer Parent Common Stock trading on the NYSE for the ten (10)-trading day period ending at the closing of trading on the date that an Accelerated Share Consideration Issuance Trigger Event occurs (or, if the date that an Accelerated Share Consideration Issuance Trigger Event occurs is not a trading date, the first preceding day prior to the date that an Accelerated Share Consideration Issuance Trigger Event occurs that is a trading day), as reported by Bloomberg.

a.Amendments to Section 6.15. Section 6.15 of the Merger Agreement is hereby amended to include the following as Section 6.15(h):

Notwithstanding anything to the contrary in this Agreement, in the event that the Accelerated Share Consideration Issuance Trigger Event is satisfied, Buyer Parent shall deliver an irrevocable instruction letter to its transfer agent to issue the portion of the Final Aggregate Share Consideration to each of the Unitholders (other than (i) the Blockers and (ii) Mike Golden, Thad Wong and any Affiliate of either of the foregoing Persons) and the Blocker Sellers on the Accelerated Share Consideration Issuance Date, in each case in accordance with the terms hereof, without setoff, deduction or counterclaim. The Final Aggregate Share Consideration distributed pursuant to this Section 6.15(h) shall be reduced by an amount corresponding to the Post-Closing Share Price multiplied by the number of shares that would have been issued to Mike Golden, Thad Wong and any Affiliate of either of the foregoing Persons (the percentage interest representing such reduction of the Final Aggregate Share Consideration distributed pursuant to this Section 6.15(h) is referred to as the “Wong Golden Percentage”), as reflected in the Distribution Schedule (it being agreed that none of Mike Golden, Thad Wong or any Affiliate of either of the foregoing Persons shall receive any portion of the Final Aggregate Share Consideration under this Section 6.15(h)). For the avoidance of doubt, the number of shares of Buyer Parent Common Stock to be issued under this Section 6.15(h) shall be subject to the requirements set forth in Section 6.15(b), Section 6.15(c) and Section 6.15(e) through Section 6.15(g). With respect to Buyer Parent Common Stock issued on the Accelerated Share Consideration Issuance Date, Section 6.15(d) will not apply and, in lieu thereof, the following shall apply: Buyer Parent Common Stock will be issued with the Private Placement Legend. Buyer Parent shall instruct its transfer agent to remove such legend from the shares of Buyer Parent Common Stock issued hereunder (a) held by a non-affiliate of Buyer Parent for the one-year holding period under Rule 144 of the Securities Act upon the receipt of a stockholder representation letter substantially in the form attached hereto as Exhibit L-1 representing, among other things, to the satisfaction of the one-year holding period, (b) in connection with any transfer of Buyer Parent Common Stock issued hereunder and held by an affiliate of Buyer Parent pursuant to Rule 144 for the six (6) month holding period under Rule 144 of the Securities Act, upon the receipt of a stockholder representation letter substantially in the form attached hereto as Exhibit L-2 and broker representation letter substantially in the form attached as Exhibit L-3 and (c) in connection with any transfer of Buyer Parent Common Stock issued hereunder and held by a non-affiliate of Buyer Parent pursuant to Rule 144 for the six (6) month holding period under Rule 144 of the Securities Act, upon the receipt of a stockholder representation letter substantially in the form attached hereto as Exhibit L-4 and broker representation letter substantially in the form attached as Exhibit L-3.

a.Amendment and Restatement of Section 6.15(a): Section 6.15(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

Subject to Section 6.15(h), (x) if an Accelerated Share Consideration Issuance Trigger Event has not occurred, as soon as reasonably practicable following the Share Consideration Determination Date (and in no event later than ten (10) Business Days following the Share Consideration Determination Date), Buyer Parent shall deliver an irrevocable instruction letter to its transfer agent to issue the portion of the Final Aggregate Share Consideration to each of the Unitholders (other than the Blockers) and the Blocker Sellers (such date, the “Share Consideration Issuance Date”) in accordance with the terms hereof or (y) if an Accelerated Share Consideration Issuance Trigger Event has occurred, as soon as reasonably practicable following the Share Consideration Determination Date (and in no event later than ten (10) Business Days following the Share Consideration Determination Date), Buyer Parent shall deliver an irrevocable instruction letter to its transfer agent to issue the Final Aggregate Share Consideration to each of Mike Golden, Thad Wong and any Affiliate of either of the foregoing Persons in accordance with the terms hereof. For purposes of clause (y) of the preceding sentence, the Final Aggregate Share Consideration pursuant to this Section 6.15(a) shall be calculated as if no Accelerated Share Consideration Issuance Trigger Event has occurred and the amount distributed to Mike Golden, Thad Wong and any Affiliate of either of the foregoing Persons shall be equal to (A) the Final Aggregate Share Consideration determined as if the entire amount is to be distributed pursuant to this Section 6.15(a) multiplied by (B) the Wong Golden Percentage. (it being agreed that no other Unitholder and no Blocker Seller shall receive any portion of the Final Aggregate Share Consideration under this clause (y)), in each case, without setoff, deduction or counterclaim; provided, further, with respect to Mike Golden, Thad Wong and any Affiliate of either of the foregoing Persons (as notified to Buyer Parent by such Person) the irrevocable instruction letter shall provide that the portion of the Final Aggregate Share Consideration to be issued to such Persons will be issued: 1/3 on the Share Consideration Issuance Date, and 1/3 on each of the first and second anniversary of the Share Consideration Issuance Date; and provided, further, that notwithstanding anything to the contrary herein, if an Accelerated Share Issuance Trigger Event has not occurred and the Post-Closing Share Price is less than $7.79, then Buyer Parent may, in its sole discretion, elect to satisfy its obligation with respect to the Share Shortfall Consideration Adjustment Amount (included in the Final Aggregate Share Consideration) by paying cash in lieu of issuing all or any portion of the Share Shortfall Consideration Adjustment Amount (included in the Final Aggregate Share Consideration) by paying to each of the Unitholders (other than the Blockers) and the Blocker Sellers an amount in cash equal to the Share Shortfall Consideration Adjustment Amount (which cash consideration shall be paid to such Unitholders and Blocker Sellers pursuant to Section 1.08 of this Agreement).

a.Miscellaneous.

(i)Except as amended, supplemented or otherwise modified hereby, the Merger Agreement shall continue in full force and effect pursuant to its terms. In the event of any conflict between the provisions of this Amendment, on the one hand, and the provisions of the Merger Agreement, on the other hand, the provisions of this Amendment shall control. Upon the effectiveness of this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein”, or words of like import referring to the Merger Agreement shall be deemed to refer to the Merger Agreement, as amended, supplemented or otherwise modified by this Amendment, provided that, for clarity, references in the Merger Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of like import shall continue to refer to November 25, 2024. Upon the effectiveness of this Amendment, any reference to the Merger Agreement in the Ancillary Agreements shall be deemed to refer to the Merger Agreement, as amended, supplemented or otherwise modified by this Amendment. This Amendment is incorporated into and made a part of the Merger Agreement.

(ii)The execution, delivery and effectiveness of this Amendment shall not constitute a waiver or amendment of any provision of the Merger Agreement, except as specifically set forth herein. Except as herein expressly amended, all of the terms, conditions and provisions of the Merger Agreement and any of the documents, schedules or exhibits referred to therein shall remain in full force and effect.

(iii)The provisions set forth in Sections 11.01, 11.04 through 11.09 and 11.12 through 11.19 of the Merger Agreement are hereby incorporated into, and shall apply to, this Amendment, mutatis mutandis.

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IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the Parties as of the day first above written.

COMPASS BROKERAGE, LLC

By: /s/ Brad Serwin
Name:     Brad Serwin
Title:    Secretary

QUAD-C, LLC

By: /s/ Adam Childers
Name:     Adam Childers
Title:     C.F.O. and Treasurer

EXHIBIT L-1

Form of Rule 144 Shareholder Representation Letter for Non-Affiliates

EXHIBIT L-2

Form of Rule 144 Shareholder Representation Letter for Affiliates

EXHIBIT L-3

Form of Broker Representation Letter

EXHIBIT L-4

Form of Rule 144 Shareholder Representation Letter for Non-Affiliates